Exhibit 10.301

AMENDED AND RESTATED

TIC MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED TIC MANAGEMENT AGREEMENT (the "Agreement") is made and entered into with an effective date of May 29, 2015 (the "Effective Date") by and among the following:

DUKE	DUKE OF LEXINGTON, LLC,
an Ohio limited liability company
c/o Fred Keith
Keith & Associates
715 Bakewell Street
Covington, KY 41011

As to a 9.99% undivided interest

COMMANDER	COMMANDER HABERSHAM,
LLC, an Ohio limited liability company
One Grandin Lane
Cincinnati, Ohio 45208
Attn: J. Robert Brown
Facsimile No. (513) 321-5169

As to a 0.01% undivided interest

BR CDP	BR/CDP CB VENTURE, LLC
a Delaware limited liability company
c/o Bluerock Real Estate, LLC
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attn. Michael Konig
Facsimile No. (646) 278-4220

and:

880 Glenwood Avenue SE
Suite H
Atlanta, Georgia 30316
Attn: Rob Meyer
Facsimile No. (404) 890-5681

As to a ninety percent (90%) undivided interest

Duke, Commander and BR CDP shall be known collectively as the "Co-Tenants."

A-1

WHEREAS, the Co-Tenants previously entered into that certain TIC Management Agreement dated May 29, 2015 (the "Original TIC Management Agreement") with respect to the acquisition and holding of certain real property located in Fulton County, Georgia as described in Exhibit "A" attached hereto and made a part hereof by this reference (the "Property");

WHEREAS, the Co-Tenants wish to amend and restate the Original TIC Management Agreement effective as of May 29, 2015, to reflect the restructured ownership of the Property (i.e., the transfer of the legal title to the Property to CB Owner, LLC, a Delaware limited liability company (“CB”) as the holder of such title in its own name), which Property shall be held by CB as an investment for the benefit of the Co-Tenants as set forth in the Trust Agreement (as hereinafter defined);

WHEREAS, the Co-Tenants have entered into: (i) that certain Amended and Restated Tenancy-In-Common Agreement with an effective date of May 29, 2015 (the "TIC Agreement"), and (ii) that certain Amended and Restated BR/CDP Cheshire Bridge Trust Agreement (the "Trust Agreement") bearing an effective date of May 29, 2015, governing the BR CDP Cheshire Bridge Trust (the "Trust") and have pursuant thereto named Robert G. Meyer and Michael Konig as co-trustees (collectively, the "Trustee");

WHEREAS, the Co-Tenants are the sole Beneficiaries under the Trust, the Trust (by and through its trustees) is the sole member of CB and BR CDP is the sole manager of CB;

WHEREAS, pursuant to the TIC Agreement, the Co-Tenants entered into a Development Agreement (the “Original Development Agreement”) with CDP Developer I, LLC, a Georgia limited liability company ("Catalyst," and together with its successors and assigns, as the "Developer"). In connection with the above described restructuring, CB, in its capacity as owner of the Property, and Developer have entered into that certain Amended and Restated Development Agreement with an effective date of May 29, 2015 (the “Development Agreement”), which Development Agreement amends and restates the Original Development Agreement in its entirety;

WHEREAS, the Co-Tenants desire to enter into this Agreement to amend and supersede certain terms and conditions set forth in the TIC Agreement, and Duke and Commander shall hereby subordinate and waive certain of their rights under the TIC Agreement as provided herein;

NOW THEREFORE, in consideration of the mutual promises of the Co-Tenants hereto, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Co-Tenants hereby agree that (i) this Agreement amends and restates the Original TIC Management Agreement and (ii) as follows:

1.          Recitals. The above recitals are true and correct and are incorporated herein by this reference. For so long as BR CDP, or any successor in interest to BR CDP's Co-Tenancy interest, shall have any interest in the Property, the terms and conditions of this Agreement shall be effective. In the event Duke and/or Commander acquire one hundred percent (100%) of the Co-Tenancy interests of BR CDP, then said entities may, at their election, terminate this Agreement.

2.          Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to said terms in the TIC Agreement.

2

3.          Management.   The Co-Tenants hereby grant to BR CDP the full, sole and exclusive authority (i.e., without the approval, vote or consent of Duke and/or Commander) to make, decide or cause the Trustee to make, decide or implement any and/or all decisions that affect the Trustee, the Co-Tenants, the Property, or that arise under the TIC Agreement, the Amended and Restated Limited Liability Company Agreement of CB (the “CB LLC Agreement”), or the Development Agreement, including, without limitation, those decisions set forth in Section 11A of the TIC Agreement, which such decisions include, without limitation, the following:

a.	A sale, transfer, lease, deed restriction, or grant of easement of/on any portion of the Property.

b.	Entering into, and administering, any loan or other debt secured by the Property or the income therefrom, or upon which any of the Co-Tenants are or may be personally liable.

c.	Initiation of a Cash Call Notice for any Additional Cash Contributions.

d.	Approval of all budgets (for development, operations and/or capital expenditures).

e.	Entering into and administering the Development Agreement and any modifications to the Development Agreement.

f.	Entering into and administering any contracts and transactions with parties affiliated with the Developer.

g.	Replacing the Developer and/or the Trustee (including without limitation, any replacement of the Trustee contemplated under Section 15 of the Trust Agreement).

h.	Taking such other acts or decisions reserved to the Co-Tenants as set forth in the Development Agreement.

i.	Entering into or renewing and administering any property management agreement with respect to the Property.

4.          Tax Treatment. In no event shall CB or BR CDP, its principals, members, attorneys or affiliates (collectively, the "BR CDP Indemnified Parties") have any liability to Duke and/or Commander with regard to any determination or ruling by the Internal Revenue Service that results in the organizational structure of the tenancy-in-common created by the TIC Agreement, as modified, amended, expanded or otherwise affected by this Agreement, the CB LLC Agreement, the Development Agreement and/or the Trust Agreement, to be characterized as anything other than a tenancy-in-common for tax purposes ("Characterization Issues"), and each of Duke and Commander hereby agrees to indemnify the BR CDP Indemnified Parties against any and all attorney's fees and costs, claims, losses or damages associated with any proceeding or hearing instituted by the Internal Revenue Service in connection with the Characterization Issues.

3

5.          Buy/Sell; Drag Along. BR CDP, Duke and Commander each acknowledge and agree that BR CDP shall acquire the Co-Tenancy interests of Duke and Commander in the event BR JV Member (as hereinafter defined) exercises any so-called "buy/sell" rights or similar rights against CDP JV Member (as hereinafter defined) in that certain Amended and Restated Operating Agreement for BR CDP, by and between BR Cheshire Member, LLC, a Delaware limited liability company ("BR JV Member") and CB Developer, LLC, a Georgia limited liability company ("CDP JV Member") (the "BR CDP JV Agreement"). For avoidance of doubt, the intent of the foregoing is to effect a "drag along" so that all Co-Tenancy and ownership interests of Duke and/or Commander shall be acquired by BR JV Member in the event BR JV Member acquires the interests of CDP JV Member in BR CDP pursuant to the "buy/sell" rights or put rights established under the BR CDP JV Agreement, including, without limitation, Sections 12.06 and 12.09 thereof. The terms and conditions, including, without limitation, terms pertaining to price and timing, governing the method by which the BR JV Member shall acquire the interests of Duke and Commander shall be as set forth in the BR CDP JV Agreement, a copy of which Duke and Commander acknowledge has been provided to them. For the avoidance of doubt, not only, if applicable, shall BR JV Member acquire the Duke and Commander Co-Tenancy interests under such circumstances, but Duke and Commander expressly acknowledge and agree that they are required to, and shall, convey their Co-Tenancy interests to BR JV Member in such circumstances.

6.          Waiver Regarding Right of Partition, Sale, Refinancing and Exchange. Notwithstanding Section 4 of the TIC Agreement, each of Duke and Commander hereby fully and irrevocably waive their right to partition the Property and/or to vote on any sale, refinancing or exchange of the Property.

7.          Developer. The Co-Tenants have approved the Development Agreement. The Co-Tenants hereby agree that Developer will be paid a Development Fee as set forth in the Development Agreement together with such other fees as are set forth in the Development Agreement. Notwithstanding the provisions of Section 11 of the TIC Agreement, and in addition to any rights BR CDP has under the TIC Agreement, BR CDP (either directly or in its capacity as manager of CB, as applicable) shall have the exclusive right and authority to unilaterally declare a "default" or "Event of Default" under the Development Agreement and to exercise, in the name and on behalf of the Co-Tenants and the Owner (as such term is defined in the Development Agreement), any right of termination contained therein as a result of such default or Event of Default (after the expiration of any applicable cure period). BR CDP shall have the right, but not the obligation, to (a) replace Catalyst Developer I, LLC ("Catalyst") and/or Trustee with a new Developer and a new Trustee reasonably qualified to complete the Project (as such term is defined in the Development Agreement); and (b) take such other actions as BR CDP deems, in its sole but reasonable discretion as necessary or appropriate for the benefit of the Co-Tenants to protect the Property and/or to complete the Project. Notwithstanding the foregoing, as a condition precedent to removing or replacing Catalyst as set forth in this Section 7, (x) BR CDP must cause Catalyst (or any affiliate or principal of Catalyst) who has executed a guaranty in connection with the Loan to be prospectively released from such guaranty or (y) if the lender under the Loan refuses to release Catalyst or its affiliates or principals, BR CDP (and certain Affiliates of the BR JV Member reasonably acceptable to Catalyst) must indemnify and hold harmless such parties with respect to any losses, costs or expenses incurred thereunder except to the extent that (x) Catalyst or its affiliates are otherwise obligated to BR CDP or to BR JV Member, without right of reimbursement, under a written agreement for the amount sought to be recovered under such guaranty or (y) the amount sought to be recovered would never be collectible from, or claimed against, BR CDP but for the fraud, willful misconduct, gross negligence or willful misappropriation of funds by Catalyst or its affiliates; provided, that BR CDP shall not be obligated to indemnify Catalyst with respect to any action which Catalyst has expressly approved of or consented to in writing within two (2) business days following the receipt of written notice from BR CDP that BR CDP intends to take such action. If Catalyst has not affirmatively responded to BR CDP by the end of such two (2) business day period, Catalyst shall be deemed to have expressly disagreed with the action.

4

8.          Administration. The Co-Tenants hereby appoint BR CDP to administer and enforce the rights and obligations of the Co-Tenants under this Agreement, the TIC Agreement, the Development Agreement and the CB LLC Agreement.

9.          Investment Banking Fee. Each of the Co-Tenants acknowledges and agrees that they have previously proportionally borne (and will in connection with the execution of this Agreement proportionally bear) the expense of an investment banking fee to BR JV Member equal to one percent (1%) of the Project’s Total Project Budget (as defined in the BR CDP JV Agreement) (exclusive of the Development Fee payable pursuant to the Development Agreement and this investment banking fee).

10.         Capital Contribution Obligations; Distributions of Net Cash From Operations and Net Cash From Sales or Refinancings; Failure to Make Required Cash Contributions.

a.    Duke/Commander Cash Contribution. In the event Additional Cash Contributions are required from time to time under the TIC Agreement, the Co-Tenants have agreed that, notwithstanding Duke’s and Commander’s failure to make any Additional Cash Contribution, (i) Duke and Commander shall not be deemed to be in default under Section 8 of the TIC Agreement and (ii) BR CDP shall not be entitled to make a Default Loan as described in Section 8 of the TIC Agreement, if the following condition is satisfied: CDP JV Member fully funds Duke’s and Commander’s share of the Additional Cash Contributions required under the Cash Call Notice. If Duke and Commander do in fact make their Additional Cash Contributions as required under a Cash Call Notice, they shall be entitled to repayment on a fourth priority basis as provided in Section 10(b)(D) below. If they do not, but CDP JV Member instead makes Duke’s and Commander’s share of the Additional Cash Contribution, then BR CDP (for the benefit of the CDP JV Member) shall get credit for making such Additional Cash Contribution under the TIC Agreement and shall be entitled to repayment on a fourth priority basis as provided in Section 10(b)(D) below.

b.     Section 12 of the TIC Agreement is hereby deleted in its entirety, and restated below as follows:

"Distribution of Net Cash from Operations, Sales or Refinancings. Subject to any applicable restrictions in any loan document created with respect to the Property, Net Cash from Operations and Net Cash from Sales or Refinancings shall be distributed, through the Trust, to the Co-Tenants, in the following order and priority:

A.           First, to repay any Default Loan, with payment of interest first and then principal;

B.           Second, to BR CDP in connection with any funded Shortfall to the extent provided under Sections 10(c) of the TIC Management Agreement;

5

C.           Third, to repay any loan (excluding a Default Loan made on behalf of a Defaulting Co-Tenant pursuant to Section 8 above) approved by BR CDP and made by any Co-Tenant for the benefit of the Property or in furtherance of the ownership or operation thereof. Payments to the Co-Tenants to repay loans shall be made, pari passu, in proportion to each Co-Tenant’s share of the total of such loans, with payment of interest first and then principal;

D.           Fourth, to the Co-Tenants until they have been repaid in full their Additional Cash Contributions and their Additional Cash Contribution Preferred Return (i.e., an amount accruing at the rate of ten percent (10%) per annum on each Co-Tenant’s unreturned Additional Cash Contributions, compounded monthly and calculated on a cumulative basis). Payment to the Co-Tenants shall be pari passu, and made pro-rata in accordance with each Co-Tenant’s percentage share of all such Additional Cash Contributions;

E.           Fifth, to the Co-Tenants until they have been repaid in full their Initial Cash Contributions. Payment to the Co-Tenants shall be made in proportion to their Pro Rata Shares;

F.           Sixth, to BR CDP in return of its Section 8.04(a) Advances, to the extent provided under Section 10(d) of the TIC Management Agreement; and

G.          Seventh, to the Co-Tenants, in proportion to their Pro Rata Shares.

c.    Failure to fund Hard Cost Overruns, Soft Cost Overruns or Section 8.04(a) Advances. In accordance with Section 8.04(b) of the BR CDP JV Agreement, if there is a Hard Cost Overrun or Soft Cost Overrun that needs to be funded, then BR CDP shall issue a Cash Call Notice under the TIC Agreement and it shall be funded 10% by the Duke and Commander Co-Tenants and 90% by BR CDP (of which 55.56% shall be funded by the BR JV Member and 44.44% shall be funded by the CDP JV Member); provided however, if Duke and Commander do not timely fund their 10% share, then BR CDP shall be required to fund the full one hundred percent (100%) of the amount required pursuant to the Cash Call Notice (of which 50% shall be funded by the BR JV Member and 50% shall be funded by the CDP JV Member). In addition, in accordance with Section 8.04(a) of the BR CDP JV Agreement, the CDP JV Member must on its own account solely fund into BR CDP a Catalyst Section 8.04(a) Advance (as defined in the BR CDP JV Agreement); and the BR JV Member must on its own account solely fund into BR CDP a BR Section 8.04(a) Advance (as defined in the BR CDP JV Agreement). To the extent any party fails to fund their share as aforesaid, then the other party(ies) that funded their share shall have the right (but not the obligation) to do so on behalf of the non-funding party(ies) (a "Shortfall"). Any Shortfall so funded shall be entitled to repayment on a second priority basis as provided in Section 10(b)(B) above, in an amount equal to the sum of: (A) the product of (x) three (3), multiplied by (y) the Shortfall, plus (B) the product of (x) ten percent (10%) per annum, multiplied by (y) the figure which is three (3) times the Shortfall. For example, if Duke and Commander were obligated but failed to fund a $10,000.00 Additional Cash Contribution for a Hard Cost Overrun, and CDP JV Member likewise failed to do so, but in fact BR JV Member funded said $10,000.00 to BR CDP, then prior to any distribution of Net Cash from Operations or Net Cash from Sales or Refinancings to Duke and/or Commander, BR CDP, for the benefit solely of BR JV Member, would first receive a distribution equal to the sum of (x) $30,000.00 plus (y) ten percent (10%) of $30,000.00 per year, and pro rata for partial years, for each year that the $30,000.00 remains unreturned.

6

d.    Return of Section 8.04(a) Advances. Notwithstanding anything contained herein to the contrary, the parties acknowledge and agree that certain Section 8.04(a) Advances under the BR CDP JV Agreement could relate solely to BR CDP and not to the Property and therefore would not be contributed in turn to CB, in its capacity as the Borrower. Any such Section 8.04(a) Advances will be disregarded for purposes of the TIC Agreement and TIC Management Agreement.

11.         Loan Guarantees. BR CDP agrees that certain of its principals shall personally guarantee any Loan; provided, however, (i) in no event shall principals of BR CDP comprising any affiliate of Bluerock Real Estate, LLC be obligated to provide such a guaranty, and (ii) the content of such guarantees shall be on terms and conditions reasonably acceptable to BR CDP.

12.         Modifications to TIC Agreement and Trust Agreement.

A.          Nothing in Section 8 of the TIC Agreement is intended to affect the Co-Tenants’ right to exercise any other available remedies with respect to any failure to make the Cash Contributions described in the TIC Agreement.

B.          Nothing in Section 10 of the TIC Agreement is intended to limit the obligations of the members of BR CDP to make any required capital contributions required under the BR CDP JV Agreement, nor shall Section 10 of the TIC Agreement limit any Co-Tenant's obligation to make their pro rata share of the called capital.

C.          Additional Capital Contributions to avoid Loan Defaults. Without limiting Section 7 of the TIC Agreement, and notwithstanding anything herein to the contrary, if: (i) an event of default occurs under the Loan or, in the reasonable opinion of the CDP JV Member, an event of default under the Loan is imminent; (ii) funds sufficient to cure or avoid such event of default under the Loan are not available from existing cash flow or applicable reserves; and (iii) such default is not a result of any act or omission involving knowing violations of the law, material breach of the TIC Agreement or any loan agreement pertaining to the Loan, fraud, bad faith or gross negligence on the part of CDP JV Member or any of its Affiliates (as defined in the BR CDP JV Agreement), and (iv) the CDP JV Member or its Affiliates have an outstanding Loan guaranty, then, if appropriate, CDP JV Member shall have the unilateral right (on behalf of BR CDP) to make a Cash Call for a Protection Payment (as defined in the BR CDP JV Agreement); provided, however, if CDP JV Member has failed to initiate the Cash Call then the BR JV Member shall have the right to do so. Each such authorized Cash Call Notice shall be in writing and shall set forth: (i) the total amount of the Additional Cash Contribution; (ii) each Co-Tenant’s Pro Rata Share thereof; and (iii) the specific proposed use of the funds requested. Each Co-Tenant shall deliver to BR CDP said Co-Tenant’s Pro Rata Share of the Additional Cash Contribution as set forth in the Cash Call Notice within ten (10) days from the date of said notice, and such funds shall thereafter be used solely in the manner described in the Cash Call Notice.

7

Solely in the event of a Cash Call pursuant to this Section 12.C, if either or both of Duke or Commander elects not to or fails to contribute its Pro Rata Share of such Cash Call, then CDP JV Member or BR JV Member if BR JV Member has made the Cash Call in accordance with the preceding paragraph (in either case, on behalf of BR CDP) shall have the unilateral right to do one or more of the following: (1) cause CB to borrow the required funds (whether from a Co-Tenant or an unrelated third party), (2) cause CB to sell the Property (whether to a Co-Tenant or an unrelated third party), (3) cause CB to negotiate, compromise or settle any outstanding claim arising in connection with the Loan, or (4) directly fund any amounts necessary to cure any default under the Loan, in which event an amount equal to the product of (x) the amount so funded to cure the default under the Loan multiplied by (y) the aggregate percentage ownership in the Property of each of Duke and Commander, shall be deemed a Default Loan by BR CDP to each of Duke and Commander and treated accordingly pursuant to Section 8(A)(i) of the TIC Agreement. This provision shall not be for the benefit of any creditor of the Trustee or CB (including a trustee in bankruptcy), and no creditor (including a trustee in bankruptcy) shall have the right to force any of the Co-Tenants to make any such contributions or loans. The exercise of these rights on behalf of BR CDP are, as between the BR JV Member and the CDP JV Member, subject to any and all restrictions and limitations within Section 6.05(c) of the BR CDP JV Agreement.

D.          Section 5 of the Trust Agreement is hereby modified by inserting the following phrase at the beginning of the first sentence thereof: "Except as otherwise agreed in writing by the Beneficiaries."

E.          Section 6 of the TIC Agreement is hereby modified by deleting the following phrase: "who, unless otherwise agreed to by the Beneficiaries in writing, shall serve for a one (1) year term, and at the end of said one (1) year term, if no other replacement manager has been appointed, shall continue to serve as manager until another manager is appointed." It is the intent of the Co-Tenants that BR CDP retain the appointment made pursuant to Section 6 of the TIC Agreement until such time as BR CDP elects to appoint a successor, which BR CDP shall have the right to do in its sole discretion.

F.          The Co-Tenants have funded their respective Initial Cash Contributions, as set forth on Exhibit "B" to the TIC Agreement, in a single installment when called for under Section 7.A. of the TIC Agreement.

13.         Miscellaneous Provisions.

A.           Notice.

(i)          Delivery Method. Any notice, election, or other communication required or permitted hereunder shall be in writing addressed to the address set forth on the first page of this Agreement and shall be either: (a) delivered in person to the Co-Tenants, (b) sent by same day or overnight courier service, (c) sent via facsimile with next business day delivery by one of the methods set forth herein, or (d) sent by certified or registered United States mail, return receipt requested, postage and charges prepaid, to the Co-Tenants at the addresses referenced herein.

(ii)         Effective Date. Any notice, election, or other communication delivered or mailed as aforesaid ("Notice") shall, (a) if delivered in person, be effective upon date of delivery; (b) if delivered by same day or overnight delivery service, be effective on the date of delivery to such address or addresses regardless if accepted; (c) if delivered by facsimile transmission, be effective on the date the same was delivered if received at the recipient’s facsimile machine prior to 5:00 p.m. EST/EDT, on a business day, or on the next business day if received at the recipient’s facsimile machine on a non-business day or after 5:00 p.m. EST/EDT on a business day; and (d) if delivered by mail, be effective upon the earlier of the date of actual receipt, or five (5) business days after deposit with the U.S. Postal Service regardless if actually received.

8

(iii)        Change of Address. Each party hereto may change its address and addresses for notice, election and other communication from time to time by notifying the other parties hereto of the new address in the manner provided for giving notice herein.

B.           Applicable Law. It is the intention of the Co-Tenants that all questions with respect to the construction, enforcement and interpretation of this Agreement and the rights and liabilities of the Co-Tenants shall be determined in accordance with the laws of the State of Georgia, without regard to principles of conflicts of laws.

C.           Separability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

D.           Binding Effect. This Agreement is binding upon, and inures to the benefit of, the Co-Tenants and their respective spouses, heirs, executors and administrators, personal and legal representatives, successors and assigns; provided, however, that no party to this Agreement shall be permitted to assign any or all of its rights or obligations under this Agreement, except as provided in Paragraph E below.

E.           Transfers; Assignments; Right of First Refusal. No party, including all Co-Tenants and principal owners of the Co-Tenants, shall be permitted to assign any of its rights or obligations under this Agreement, without the prior written consent of BR CDP. Any assignment or attempted assignment of any of the rights or obligations under this Agreement without complying with this Paragraph E shall be void ab initio. Notwithstanding the foregoing, interparty transfers of Co-Tenancy interests in the Property between Duke and Commander shall be permitted provided the ownership composition of Duke and Commander does not change from the ownership composition which existed as of the date of this Agreement.

F.           Construction. In the event of any conflict between the terms and provisions of the TIC Agreement (including, without limitation, Section 11(A) of the TIC Agreement), and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and supersede over the TIC Agreement. Duke and Commander expressly acknowledge and agree that the provisions of and powers granted under this Agreement to BR CDP supersede any contrary or inconsistent provisions or powers that they may have under the TIC Agreement or the Trust Agreement with the intent that all such powers may be exercised only by BR CDP and not by Duke or Commander.

9

G.           Entire Agreement/Amendment/Waiver. Except as otherwise set forth herein, together with the Development Agreement, the TIC Agreement, the Trust Agreement and the CB LLC Agreement, this Agreement contains all of the agreements of the Co-Tenants. All prior or contemporaneous agreements or understandings, oral or written, are merged in this Agreement and shall not be effective for any purpose. No amendment of this Agreement or waiver of any provisions hereof shall be valid or binding on the parties hereto unless such amendment or waiver shall be in writing and signed by or on behalf of all the parties hereto, and no waiver on one occasion shall be deemed to be a waiver of the same or any other provision hereof in the future. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the TIC Agreement, the Trust Agreement or any other agreement entered into by all of the Co-Tenants, the terms of this Agreement shall control.

H.           Counterparts. This Agreement and any amendments hereto may be executed in several counterparts, each of which shall be deemed to be an original copy, and all of which together shall constitute one agreement binding on all Co-Tenants, notwithstanding that all the Co-Tenants shall not have signed the same counterpart.

I.           Venue-Jury Trial Waiver. The parties hereto agree that any suit brought to enforce this Agreement, the TIC Agreement, the Trust Agreement or the CB LLC Agreement shall be venued only in any court of competent jurisdiction in the State of New York, Borough of Manhattan, and, by execution and delivery of this Agreement, each of the parties to this Agreement hereby irrevocably accepts and waives all objection to, the exclusive jurisdiction of the aforesaid courts in connection with any suit brought to enforce this Agreement, and irrevocably agrees to be bound by any judgment rendered thereby. Each of the parties hereto hereby agrees that service of process in any such proceeding may be made by giving notice to such party in the manner and at the place set forth in Section 15 A. of the TIC Agreement. The parties further mutually agree to waive all rights to trial by jury.

(SIGNATURES ON FOLLOWING PAGE)

10

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

Signed and Acknowledged
in the presence of:
DUKE OF LEXINGTON, LLC, an Ohio limited liability company

/s/ Nicole L. Ottke		By:	/s/ Jeanne Miller
Print Name:	Nicole L. Ottke	Name:	Jeanne Miller
		Title:	Manager
/s/ Michael T. Chambers
Print Name:	Michael T. Chambers

COMMANDER HABERSHAM, LLC, an Ohio limited liability company

/s/ Nicole L. Ottke		By:	/s/ J. Robert Brown
Print Name:	Nicole L. Ottke	Name:	J. Robert Brown
		Title:	Manager
/s/ Michael T. Chambers
Print Name:	Michael T. Chambers

BR/CDP CB VENTURE, LLC, a Delaware limited liability company

/s/ Lindsey Schaknowski		By:	CB Developer, LLC, a Georgia limited
Print Name:	Lindsey Schaknowski		liability company, a Manager

/s/ Stephanie Woodall		By:	Catalyst Development Partners
Print Name:	Stephanie Woodall		II, LLC, a Georgia limited
liability company, its Manager

			By:	/s/ Robert G. Meyer
			Name:	Robert G. Meyer
			Title:	Manager

11

The Trustees join in the execution of this Agreement to evidence their agreement to the terms of Section 12 D and 13 I:

Signed and Acknowledged
in the presence of:
/s/ Michael Konig
MICHAEL KONIG

/s/ Molly Brown
Print Name:	Molly Brown

/s/ Natalie Murphy
Print Name:	Natalie Murphy

Signed and Acknowledged
in the presence of:
/s/ Robert G. Meyer
ROBERT G. MEYER
/s/ Lindsey Schaknowski
Print Name:	Lindsey Schaknowski

/s/ Stephanie Woodall
Print Name:	Stephanie Woodall

12

CB Owner, LLC joins in this Agreement solely for purposes of acknowledging the existence and applicability of this Agreement to the Co-tenancy.

CB OWNER, LLC, a Delaware limited liability company

/s/ Molly Brown		By:	/s/ Jordan Ruddy
Print Name:	Molly Brown	Name:	Jordan Ruddy
		Its:	Authorized Signatory
/s/ Natalie Murphy
Print Name:	Natalie Murphy

13

EXHIBIT "A"

Legal Description

14

All that tract of land lying or being Land Lot 6, 17th District, Fulton County and the City of Atlanta, Georgia, and being more particularly described as follows:

BEGINNING at a 1/2 inch re-bar found at the intersection of the southerly right of way of Interstate 85, a variable width right of way, and the westerly right of way of Cheshire Bridge Road, also a variable width right of way;

THEN leaving the right of way of Interstate 85, proceed the following courses along the said westerly right of way of Cheshire Bridge Road:

South 55 degrees 38 minutes 44 seconds East for 30.92 feet to a 1/2 inch re-bar found;

THEN South 06 degrees 51 minutes 23 seconds East for 248.74 feet to a nail found;

THEN South 28 degrees 07 minutes 38 seconds East for 42.38 feet to a 1/2 inch re-bar found;

THEN South 67 degrees 28 minutes 12 seconds West for 145.43 feet to a 1/2 inch re-bar found;

THEN South 00 degrees 42 minutes 52 seconds West for 123.24 feet to a 1/2 inch re-bar found;

THEN North 88 degrees 37 minutes 53 seconds West for 43.35 feet to a 1/2 inch re-bar found;

THEN South 09 degrees 34 minutes 54 seconds East for 86.90 feet to a 1/2 inch re-bar found;

THEN North 89 degrees 25 minutes 02 seconds West for 172.15 feet to a 1/2 inch open top pipe found;

THEN North 25 degrees 59 minutes 36 seconds West for 95.01 feet to a point;

THEN North 26 degrees 42 minutes 06 seconds West for 470.00 feet to a point on the southerly variable right of way of Interstate 85;

THEN continue the following courses along said southerly right of way of Interstate 85;

North 82 degrees 57 minutes 58 seconds East for 105.01 feet to a 1/2 inch re-bar found;

THEN North 79 degrees 50 minutes 07 seconds East for 257.68 feet to a point;

THEN North 89 degrees 59 minutes 21 seconds East for 156.66 feet to a 1/2 inch re-bar found at the POINT OF BEGINNING.

Together with and subject to covenants, easements, and restrictions of record.

Said property contains 4.877 acres more or less.

A-1